Exhibit 10.1

SEPARATION AGREEMENT AND

FULL AND FINAL RELEASE OF CLAIMS

This Separation Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into between Erik Vonk (“Mr. Vonk” or “Employee”) and Gevity HR, Inc. (“Gevity” or “Employer”).

WHEREAS, Mr. Vonk and Staff Leasing, Inc, (a predecessor to Gevity) entered into an Employment Agreement effective as of March 21, 2002 (“Employment Agreement”) which provides for certain payments to be made to Mr. Vonk upon his termination of employment from Gevity without cause and imposes certain restrictive covenants and confidentiality requirements on Mr. Vonk;

WHEREAS, Mr. Vonk and Gevity have mutually agreed to terminate Mr. Vonk’s employment relationship and desire to enter into this Agreement which, except as described in this Agreement, supersedes the Employment Agreement and provides for certain payments and benefits to be made to Mr. Vonk upon his termination of employment and imposes additional restrictive covenants and provisions on Mr. Vonk;

WHEREAS, Mr. Vonk and Staff Leasing, Inc., d/b/a Gevity HR, entered into a Securities Purchase Agreement dated as of March 22, 2002 (“Purchase Agreement”) pursuant to which Mr. Vonk acquired shares of common stock of Gevity and received certain registration rights with respect to such shares;

WHEREAS, Mr. Vonk and Gevity have mutually agreed to amend the registration rights set forth in Section 3.3 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, intending to be legally bound hereby, Mr. Vonk and Gevity agree as follows:

1.                                      SEVERANCE. Mr. Vonk and Gevity have mutually agreed to end their employment relationship (and Mr. Vonk’s employment relationship with all subsidiaries of Gevity) effective October 18, 2007 (“Severance Date”). In resolution of their employment relationship, Mr. Vonk and Gevity have agreed to the terms below.

2.                                      BENEFITS. In consideration of his decision to enter into this Agreement, and conditioned upon Mr. Vonk’s material compliance with the restrictive covenant and confidential information provisions of the Employment Agreement and Sections 4, 5, and 16 of this Agreement (regardless of whether such covenants, provisions, and sections  are otherwise deemed enforceable), Gevity agrees to provide Mr. Vonk with the following:

(a)                                  on the date payment would have been made had Mr. Vonk’s employment with Gevity continued, payment of Mr. Vonk’s Base Salary for services Mr. Vonk rendered to Gevity through the Severance Date;

(b)                                 within five business days after this Agreement is executed, payment of any amounts owed to Mr. Vonk under the Employer’s benefit plans and programs as of the Severance Date, as shown on Exhibit A to this Agreement;

(c)                                  a cash payment totaling $1,500,000, payable in equal installments of $28,846.15 (less applicable tax withholdings) on each of Gevity’s regular pay dates, beginning on the first pay date following the Severance Date, and continuing through the pay date that covers October 18, 2009 provided, however, that if $1,500,000 has not been paid in full on October 18, 2009, the final payment shall be in such amount as is necessary such that the total of all payments under this Section 2(c) equals $1,500,000, and provided, further, that all of the payments otherwise due to be made under this Section 2(c) before April 18, 2008 shall be delayed and paid in a single lump sum payment on Gevity’s first regular pay date that comes on or after April 18, 2008;

(d)                                 healthcare coverage (with Gevity paying the applicable premium) for Mr. Vonk and his wife, Karin Vonk, eligible dependants under the Gevity insured group health plan, as in effect from time to time, for the period which begins on Mr. Vonk’s Severance Date and ends on the second anniversary of the Severance Date; if Mr. Vonk is eligible for COBRA coverage on the second anniversary of the Severance Date (with such second anniversary treated as the date Mr. Vonk terminates employment with Gevity solely for purposes of having such second anniversary treated as a qualifying event for Mr. Vonk), Mr. Vonk shall have the right to purchase COBRA healthcare continuation coverage at that time under Gevity’s group health plan on such terms and subject to such conditions as set forth in Section 4980B of the Internal Revenue Code (“Code”) and the corresponding provisions of the Employee Retirement Income Security Act of 1974, as amended; notwithstanding the foregoing, if Gevity cannot provide healthcare coverage to Mr. Vonk and his wife, Karin Vonk, under its group health plan based upon discontinuation of such health and welfare plans, change in plan rules or similar types of events, Gevity shall reimburse Mr. Vonk (as a taxable benefit to Mr. Vonk) promptly upon his submission of statements reflecting the same, an amount  equal to the expenses incurred by Mr. Vonk for equivalent replacement health coverage for the period beginning on the date he is no longer covered under Gevity’s group health plan and ending on the second anniversary of the Severance Date;

(e)                                  an extension of Mr. Vonk’s 90 day option exercise period (i) to the period ending on the first anniversary of the Severance Date to exercise (a) the option granted to him on March 21, 2002 to purchase 100,000 shares of Gevity stock at a per share price of $3.02 and (b) the option granted to him on May 30, 2002 to purchase 900,000 shares of Gevity stock at a per share price of $3.90 and (ii) to the period ending on the second anniversary of the Severance Date to exercise (a) the option granted to him on December 15, 2003 (but only to the extent vested as of the Severance Date with respect to the right to purchase 68,181 of Gevity stock at a per share price of $21.85), (b) the option granted to him on February 15, 2005 (but only to the extent vested as of the Severance Date with respect to the right to purchase 57,937 shares of Gevity stock at a per share price of $21.14), and (c) the option granted to him on February 22, 2006 (but only to the extent vested as of the Severance Date with respect to the right to purchase 34,762 shares of Gevity stock at a per share price of $29.22). This extension of the exercise period for the vested portion of these five options shall have no effect whatsoever on any of the other terms and conditions of such options, which options shall remain in full force and effect as originally written except for the extension of the exercise periods as provided above (Gevity acknowledges and agrees that the options to purchase the number of shares specified in this Section 2(e) are fully vested as to the number of shares specified in this Section 2(e) and Gevity and Mr. Vonk acknowledge and agree that his options to purchase any other shares (including without limitation any unvested portion of the options granted on the dates specified in this Section 2(e)) held by Mr. Vonk on his Severance Date shall be and are automatically forfeited in full by Mr. Vonk on his Severance Date); and

(f)                                    reimbursement in accordance with Gevity’s normal business reimbursement policy of business expenses incurred by Mr. Vonk in connection with his employment with Gevity prior to the Separation Date, provided Mr. Vonk timely and properly submits such expenses in accordance with Gevity’s normal business expense reimbursement policy.

To the extent this Agreement is subject to Section 409A of the Internal Revenue Code (“Code”), Mr. Vonk and the Company intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. To the extent necessary to avoid adverse tax consequences under Section 409A of the Code, the timing of any payment under this Agreement shall be delayed by six months and one day in a manner consistent with § 409A(a)(2)(B)(i) of the Code. All tax and other amounts which Gevity is required to withhold or deduct will be deducted from the payments to Mr. Vonk under this Agreement. Except as described in Sections 2 (a-f), Mr. Vonk’s eligibility for, coverage under, and participation in all retirement, savings, welfare, fringe benefit, compensation and bonus plans shall terminate on the Severance Date. The above benefits shall continue to be payable and/or enforceable regardless of Mr. Vonk’s death or disability, and the provisions of this Section 2 shall be enforceable by Mr. Vonk’s heirs and/or personal representatives, as applicable. Upon Mr. Vonk’s disability, payment shall be made to Mr. Vonk or, in the event a legal guardian has been appointed for Mr. Vonk and Gevity is notified in writing of such appointment, his legal guardian (in Gevity’s discretion), and upon Mr. Vonk’s death, payment shall be made to Mr. Vonk’s estate, all in such manner and at such times as set forth in this Section 2.

3.                                      NO OBLIGATION. Mr. Vonk acknowledges and agrees that the monies and benefits set forth in Section 2 represent good, valuable and sufficient consideration for the mutual promises and duties set forth in this Agreement.

4.                                      RELEASES BY GEVITY AND MR. VONK.

(a)                                  In consideration for the payments being provided to him above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the provisions of Section 4(b) below, Mr. Vonk, for himself, attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Gevity, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, directors, agents, representatives, attorneys, stockholders, insurers, employees and employee benefit plans or programs (and the trustees, administrators, fiduciaries, and insurers of such plans or programs), and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (collectively, the “Gevity Releasees”), of and from any and all liability, claims, demands, actions, obligations, causes of action, suits, grievances, damages, losses, and expenses, of any and every nature whatsoever, known or unknown, at law or in equity, suspected or unsuspected, anticipated or unanticipated, which Mr. Vonk may have had, claims to have had, or now has or claims to have, which are or may be based on any facts, acts, conduct, documents, representations, omissions, contracts, deferred compensation plans, claims, events or other things occurring at any time on or before the date of this Agreement and arising out of or relating to Mr. Vonk’s employment with or separation from Gevity. It is understood that, subject to the provisions of Section 4(b) below, this Release includes, but is not limited to all claims, actions or causes of action that were or could have been asserted during the negotiations over this Agreement, any claims, actions or causes of action that were or could have been asserted before any administrative agency or in court, as well as any claims, actions, or causes of action for fraud, misrepresentation, defamation, discrimination or harassment in any form, retaliation, any claims under any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Florida Civil Rights Act, and any and all other federal, state or local statutes, rules, ordinances, or regulations; any and all claims for alleged wrongful discharge, retaliation, negligent or intentional infliction of emotional distress, and breach of contract; any and all claims for compensation, bonuses, commissions, lost wages, stock or stock options, or unused accrued vacation or sick pay; any and all claims for severance or similar benefits or to post-employment health or group insurance benefits; any and all claims for attorneys’ fees, costs or indemnification; and any and all other claims resulting from any alleged unlawful behavior or conduct by any Gevity Releasee the existence of which is specifically denied by the Gevity Releasees.

(b)                                 Notwithstanding the foregoing, nothing in this Agreement is intended to waive or otherwise modify Mr. Vonk’s right to (i) enforce this Agreement, (ii) seek unemployment or workers’ compensation benefits, (iii) pursue other claims that cannot by statute or otherwise be released by private agreement, (iv) seek indemnification from Gevity or any subsidiary or other affiliate thereof for claims made as a result of his serving or having served as an officer or director of Gevity, to the extent such indemnification is provided to Mr. Vonk under the Articles of Incorporation or Bylaws of Gevity, applicable corporate law, or that certain Indemnification Agreement (the “Indemnification Agreement”) between Mr. Vonk and Gevity dated as of December 7, 2006; (v) enforce the option agreements evidencing those vested options described in Section 2(e) or enforce the Purchase Agreement, as amended by this Agreement or (vi) receive any vested benefits payable to Mr. Vonk under the terms of Gevity’s 401(k) plan.

(c)                                  In consideration of Mr. Vonk’s agreement to accept the terms and provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the provisions of Section 4(d) below, Gevity, for itself, its subsidiaries, affiliates, successors and assigns, fully, finally and forever releases and discharges Mr. Vonk, his heirs, executors, administrators and assigns, and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (the “Vonk Releasees”), of and from any and all liability, claims, demands, actions, obligations, causes of action, suits, grievances, damages, losses, and expenses, of any and every nature whatsoever, known or unknown, at law or in equity, suspected or unsuspected, anticipated or unanticipated, which Gevity may have had, claims to have had, or now has or claims to have, which are or may be based on any facts, acts, conduct, documents, representations, omissions, contracts, deferred compensation plans, claims, events or other things occurring at any time on or before the date of this Agreement and arising out of or relating to Mr. Vonk’s employment with or separation from Gevity. It is understood that this Release includes, but is not limited to all claims, actions or causes of action that were or could have been asserted during the negotiations over this Agreement, any claims, actions or causes of action that were or could have been asserted before any administrative agency or in court, the existence of which is specifically denied by the Vonk Releasees.

(d)                                 Notwithstanding the foregoing, nothing in this Agreement is intended to waive or otherwise modify and Gevity does not release (i) any claims to enforce this Agreement or any agreement that remain in full force and effect under Section 14, (ii) any claims against Mr. Vonk or the Vonk Releasees resulting from any fraud, misappropriation, embezzlement or similar act by Mr. Vonk or Mr. Vonk’s willful, intentional or reckless violation of any federal, state or local statute, rule, or regulation, or (iii) claims that cannot by statute or otherwise be released by private agreement.

5.                                      NO OTHER CLAIMS. Mr. Vonk and Gevity, respectively, represent that neither they nor anyone on their behalf has filed, nor assigned to others the right to file, nor are there currently pending by Mr. Vonk or Gevity or anyone on their behalf, any complaints, charges or lawsuits against the Gevity Releasees or the Vonk Releasees (as the case may be), or any of them, with any governmental agency, any court or with or in any other forum, and that neither Mr. Vonk nor Gevity nor anyone on their behalf will file, assign to others the right to file, or make any further claims against the Gevity Releasees or the Vonk Releasees (as the case may be), or any of them, at any time for any alleged acts or omissions covered by the releases in Section 4 above. The parties agree that in the event they (or anyone on their behalf) assert any claim or file any complaint, charge or lawsuit, or any of them, that is covered by the releases in Section 4 above, such party waives any monetary recovery or other individual relief in such action and shall pay all of the attorneys’ fees, expenses and costs incurred by the defending party in responding to such claim, complaint or action; provided, however, that nothing in this Agreement shall prohibit or impose any liability on either party for filing a charge or complaint with, or participating in any investigation by, any governmental agency.

6.                                      CERTAIN STATEMENTS; REFERENCES. Mr. Vonk agrees that he has not (including during the time period while this Agreement was being negotiated or was under consideration by Mr. Vonk) and will not knowingly make statements to Gevity’s clients, employees, vendors, shareholders, investors or to any other member of the public that in any way could be deemed to negatively criticize, denigrate or disparage Gevity, Gevity’s products or services, Gevity’s business, or Gevity’s past or present agents, officers, directors, representatives or employees. Gevity agrees that the members of the Board of Directors of Gevity and the corporate officers of Gevity have not (including during the time period while this Agreement was being negotiated or was under consideration) and provided that Mr. Vonk directs all requests for references as set forth herein, will not knowingly make statements to Gevity’s clients, employees, vendors, shareholders, investors or to any other member of the public that in any way could be deemed to negatively criticize, denigrate or disparage Mr. Vonk. With respect to reference requests, Gevity agrees to provide only dates of employment, base salary at the time of Mr. Vonk’s separation and position(s) held. Reference requests will be directed only to Edwin E. Hightower, Jr., Vice President and General Counsel, or if he no longer occupies that position, the employee occupying the position of Vice President of

Human Resources, who shall communicate substantially the substance of the public announcement made concerning Mr. Vonk’s departure from Gevity. Gevity will undertake reasonable steps to ensure that any material inquiries regarding Mr. Vonk’s departure from Gevity are directed to Mr. Hightower or such other person who is then Vice President and General Counsel.

7.                                      NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. Gevity and Mr. Vonk agree that the payments made and other consideration received pursuant to this Agreement shall not be construed as an admission by any Gevity Releasee or Vonk Releasee of any legal liability or acts of wrongdoing or discrimination; nor shall it be used as evidence or an admission by any Gevity Releasee or Vonk Releasee of such liability, wrongdoing, or discrimination.

8.                                      COMPLETE TERMINATION OF EMPLOYMENT RELATIONSHIP AND RETURN OF PROPERTY. Gevity and Mr. Vonk agree as a matter of intent that as of the Severance Date, this Agreement terminates all aspects of the employment relationship between them. As part of an amicable resolution to the employment relationship between the parties, Mr. Vonk acknowledges that he does not and will not seek reinstatement, future employment, or return to active employee status with Gevity. Mr. Vonk further acknowledges that Gevity shall not be under any obligation whatsoever to consider him for reinstatement, employment, reemployment or other similar status at any time.

Mr. Vonk acknowledges, understands, and agrees that within three (3) business days from the Severance Date, he must return all files, memoranda, records, Gevity credit cards, Gevity manuals, computer equipment (except that Mr. Vonk shall be entitled to retain his laptop computer once it has been returned to Gevity so that all of Gevity’s confidential, trade secret and other proprietary information can be removed), computer software, cellular phones, and any other equipment or documents (including all copies and excerpts), and all other physical or electronic property of similar type that he received from Gevity and/or that he used in the course of his employment with Gevity; provided, however, Mr. Vonk and Edwin E. Hightower, Jr., Vice President and General Counsel, may agree in writing to transfer certain cell phones and other electronic equipment from Gevity to Mr. Vonk.

9.                                      CONFIDENTIALITY. The nature and terms of, and the circumstances surrounding the execution of this Agreement are strictly confidential and have not been and shall not be disclosed by Mr. Vonk or Gevity at any time to any person except to each party’s lawyers, accountants or, in the case of Mr. Vonk his immediate family without the prior written consent of an officer of Gevity (in the case of disclosures by Mr. Vonk) or the prior written consent of Mr. Vonk (in the case of disclosures by Gevity), except as required by applicable law and as may be necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, pursuant to court order after reasonable notice to the other party, or in response to a disclosure made by the other party.

10.                               401(k) PLAN. The parties acknowledge and agree that Mr. Vonk’s right to payment of his vested benefit under the Gevity 401(k) plan shall be determined under the terms of the Gevity 401(k) plan document.

11.                               DIRECTOR AND OFFICER LIABLITY INSURANCE. After the Severance Date, Mr. Vonk will be covered under Gevity’s director and officer liability insurance for the period that Mr. Vonk was an officer and director of Gevity to the extent set forth under the director and officer liability insurance contract in effect as of the Severance Date.

12.                               GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Florida without regard to principles of conflicts of law.

13.                               SEVERABILITY. It is the intent of the parties that the provisions of this Agreement (and any surviving provisions of the Employment Agreement) shall be enforced to the fullest extent permitted by law. Accordingly, if any particular section(s), subsection(s) or portion(s) of this Agreement or the Employment Agreement shall be held invalid or unenforceable as written, such section(s), subsection(s) or portion(s) shall be modified to the extent necessary to be valid or enforceable. Such modification shall not affect the remaining provisions of this Agreement. To the extent any section(s), subsection(s) or portion(s) of this Agreement or the Employment Agreement are found invalid or unenforceable and cannot be modified to be valid or enforceable, then the Agreement or the Employment Agreement shall be construed as if that section(s), subsection(s) or portion(s) were deleted, and all remaining terms and provisions shall be enforceable in law or equity in accordance with their terms.

14.                               SOLE AND ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties. Any prior agreements between or directly involving the parties to the Agreement are superseded by the terms of this Agreement and thus are rendered null and void, except for (a) Sections 6 (as modified in this Section 14),  and 8 of the Employment Agreement (a true and correct copy of which is attached hereto and incorporated herein as Exhibit B) which shall remain in full force and effect, (b) the option agreements which shall remain in full force and effect to the extent provided in Section 2(e), (c) the Indemnification Agreement which shall remain in full force and effect and (d) the Purchase Agreement which shall remain in full force and effect as originally written except to the extent specifically modified in this Section 14. With respect to Section 6 of the Employment Agreement, Gevity and Mr. Vonk agree that the “Applicable Period” as defined in Section 6 of the Employment Agreement is extended through October 18, 2010. With respect to the Purchase Agreement, Gevity and Mr. Vonk agree to amend Section 3.3 of the Purchase Agreement as follows:  (i) Mr. Vonk may only request that Gevity prepare and file a S-3 Registration Statement

(as defined in the Purchase Agreement) if such S-3 Registration Statement covers at least 82,781 Shares (as defined in the Purchase Agreement), provided that if Mr. Vonk owns less than 82,781 Shares the S-3 Registration Statement must cover all Shares; (ii) the registration rights may not be transferred by Mr. Vonk, other than to an affiliate; and (iii) Mr. Vonk’s right to request that Gevity prepare and file a S-3 Registration Statement shall terminate upon the ability of Mr. Vonk to sell the Shares without restriction or limitation during any three-month period pursuant to Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended.

15.                               NO OTHER PROMISES. Mr. Vonk affirms that the only consideration for Mr. Vonk’s signing this Agreement is that set forth in this Agreement, that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

16.                               KNOWING AND VOLUNTARY WAIVER. For the purpose of implementing full and complete releases and discharges as set forth in Section 4, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which the parties do not know or suspect to exist at the time they sign the Agreement, and that the Agreement contemplates the extinguishment of any such claim or claims, except as expressly provided in Section 4.

17.                               COUNTERPARTS. This Agreement may be signed in counterpart and each counterpart shall have the same force and effect as though the signatures were contained in a single document. Facsimile signatures shall also have the same force and effect as original signatures.

18.                               LEGALLY BINDING AGREEMENT. Mr. Vonk understands and acknowledges: (1) that this is a legally binding release; (2) that by signing this Agreement, he is hereafter barred from instituting claims against Gevity in the manner and to the extent set forth in Sections 4 and 5 above; and (3) that this Agreement is final and binding.

19.                               MODIFICATION. No amendments or modifications of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties hereto.

20.                               REPRESENTATIONS. Gevity hereby represents and warrants to Mr. Vonk as follows:

(a)                                  Gevity is duly organized, validly existing and in good standing under the laws of the State of Florida;

(b)                                 Gevity has the power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Gevity; this Agreement has been duly executed and delivered by a duly authorized officer of Gevity and constitutes the legal, valid and binding agreement of Gevity, enforceable in accordance with its terms.

PLEASE READ CAREFULLY. BY SIGNING BELOW, YOU ATTEST THAT YOU HAVE READ THIS AGREEMENT AND THAT YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU HAVE OR MAY HAVE AGAINST GEVITY AND/OR OTHER GEVITY RELEASEES.

Date: November 2, 2007	\S\ Erik Vonk
Erik Vonk

For: Gevity HR, Inc.

Date: November 2, 2007	By:	\s\ Edwin E. Hightower, Jr.
Edwin E. Hightower, Jr.
Vice President and General Counsel

EXHIBIT A

Accrued, unused Paid Time Off of 52.80 hours, equivalent to $17,769.24.

Non-accountable allowance ($50,000.00 annual amount) equivalent to $1,923.08.

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